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Exhibit 10.69

United Shipping & Technology


January 10, 2001


Timothy Becker


Dear Tim:

      This letter will serve as notice to you of US&T's (the "Company") election to terminate your employment with the Company, not for cause, effective January 10, 2001 and subject to the terms herein. This letter agreement will also serve to modify your Employment Agreement, dated November 5, 1999, to the extent provided for herein.

      By agreement with US&T you will receive three (3) months severance beginning upon the effective date of termination and you hereby agree you will not be entitled to the remaining 15 months of severance as stated in the Employment Agreement. Further, you will receive the benefits under paragraphs
7.01 (b), (c) and (d) of your Employment Agreement. As part of this agreement, US&T agrees to make all reasonable efforts to seek approval from its Board of Directors to modify any plans necessary to allow for an extension of the expiration date for your stock options. Further, you have also agreed to a lockup on all currently owned US&T stock for a period of six (6) months, which prevents you from trading in any US&T securities owned by you directly.

      Both parties hereto agree to keep the terms and conditions of this agreement strictly confidential. Additionally, the Company hereby releases you from any obligations or limitations under Article 9 of the Employment Agreement regarding non-competition and non-recruitment.


Sincerely,



Peter C. Lytle
President and CEO                           Agreed to: ________________________